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                                                               PAGE 1 OF 7 PAGES


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          JOS. A. BANK CLOTHIERS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   480838 10 1
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 480838 10 1                                         PAGE 2 OF 7 PAGES

                                       13G


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AIF II, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [X]
                                                                       (b) [ ]
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

                                    5  SOLE VOTING POWER

NUMBER OF
SHARES
BENEFICIALLY                        6  SHARED VOTING POWER
OWNED BY
EACH
REPORTING                           7  SOLE DISPOSITIVE POWER
PERSON
WITH

                                    8  SHARED DISPOSITIVE POWER


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                           [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


12       TYPE OF REPORTING PERSON*

          PN


                *SEE INSTRUCTION BEFORE FILLING OUT SCHEDULE 13G
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CUSIP No. 480838 10 1                                         PAGE 3 OF 7 PAGES

                                      13G



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         LION ADVISORS, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

                                    5  SOLE VOTING POWER

NUMBER OF
SHARES
BENEFICIALLY                        6  SHARED VOTING POWER
OWNED BY
EACH
REPORTING                           7  SOLE DISPOSITIVE POWER
PERSON
WITH

                                    8  SHARED DISPOSITIVE POWER


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


12       TYPE OF REPORTING PERSON*

          PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                               PAGE 4 OF 7 PAGES
Item 1.

         (a)      Name of Issuer:  Jos. A. Bank Clothiers, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                         500 Hanover Pike
                         Hampstead, Maryland 21074-2095

Item 2.

         (a)      Name of Person Filing:  AIF II, L.P./Lion Advisors, L.P.

         (b)      Address of Principal Business Office or, if none, Residence:
                                    AIF II, L.P.
                                    c/o Apollo Advisors, L.P.
                                    Two Manhattanville Road
                                    Purchase, New York 10577

                                    Lion Advisors, L.P.
                                    1301 Avenue of the Americas
                                    New York, New York 10019

         (c)      Citizenship:  Delaware

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 480838 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      / /   Broker or Dealer registered under Section 15 of the Act
         (b)      / /   Bank as defined in section 3(a)(6) of the Act
         (c)      / /   Insurance company as defined in section 3(a)(19) of the
                        Act
         (d)      / /   Investment Company registered under section 8 of the
                        Investment Company Act
         (e)      / /   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940
         (f)      / /   Employee Benefit Plan, Pension Fund which is
                        subject to the provisions of the Employee Retirement
                        Income Security Act of 1974 or Endowment Fund; see
                        Section 240.13d-1(b)(1)(ii)(F)
         (g)      / /   Parent Holding Company, in accordance with Section
                        240.13d-1(b)(ii)(G)
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                                                               PAGE 5 OF 7 PAGES

         (h)      / /      Group, in accordance with Section 240.13d-
                           1(b)(1)(ii)(H)

Item 4.           Ownership

         Not applicable.

Item 5.           Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification

                  This statement is not filed pursuant to Rule 13d-1(b); therefore, the certification is not applicable.
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                                                               PAGE 6 OF 7 PAGES

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Lion Advisors, L.P.

Dated: February 13, 1997


                    AIF II, L.P.

                         By: Apollo Advisors, L.P., its General
                               Partner
                           By: Apollo Capital Management, Inc., its
                                 General Partner



                    By: /s/ Michael D. Weiner
                        --------------------------------------------------
                        Name: Michael D. Weiner
                        Title: Vice President
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                                                               PAGE 7 OF 7 PAGES

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with AIF II, L.P.

Dated:  February 13, 1997

                                            LION ADVISORS, L.P.

                                              By: Lion Capital Management, Inc.,
                                                     General Partner



                                            By: /s/ Michael D. Weiner
                                                --------------------------------
                                                Name: Michael D. Weiner
                                                Title: Vice President